Exhibit 99.1

JRD Unico, Inc. and Affiliates

Combined Financial Statements

December 27, 2025 and December 28, 2024

JRD Unico, Inc. and Affiliates

Index

December 27, 2025 and December 28, 2024

Page(s)

Report of Independent Auditors	1–2

Combined Financial Statements

Combined Balance Sheets	3

Combined Statements of Income	4

Combined Statements of Comprehensive Income	5

Combined Statements of Stockholders’ Deficiency	6

Combined Statements of Cash Flows	7

Notes to the Combined Financial Statements	8-29

Report of Independent Auditors

To the Board of Directors and Management of JRD Unico, Inc.

Opinion

We have audited the accompanying combined financial statements of JRD Unico, Inc. and Affiliates (the “Company”), which comprise the combined balance sheets as of December 27, 2025 and December 28, 2024 and the related combined statements of income, comprehensive income, stockholders’ deficiency and cash flows for the years then ended, including the related notes (collectively referred to as the “combined financial statements”).

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 27, 2025 and December 28, 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the combined financial statements are available to be issued.

PricewaterhouseCoopers LLP 300 Madison
Avenue New York, New York 10017
www.pwc.com/us	(646) 471 3000

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

New York, New York

April 30, 2026

JRD Unico, Inc. and Affiliates

Combined Balance Sheets

December 27, 2025 and December 28, 2024

	2025	2024
Assets
Current assets
Cash and cash equivalents	$190,867,000	$176,539,100
Restricted cash	41,206,400	40,898,200
Accounts receivable, net of allowance for credit losses of $4,368,900 as of December 27, 2025 and $4,881,100 as of December 28, 2024	9,058,800	5,270,900
Inventories	596,254,500	542,687,400
Prepaid expenses and other current assets	28,241,200	13,591,900
Total current assets	865,627,900	778,987,500
Property, plant and equipment, net	1,625,121,200	1,555,306,500
Deferred income taxes	98,548,700	105,041,100
Operating lease right-of-use assets	226,365,500	224,016,200
Goodwill	317,475,800	317,475,800
Other assets	50,803,800	79,006,700
Total assets	$3,183,942,900	$3,059,833,800
Liabilities and Stockholders' Deficiency
Current liabilities
Accounts payable	$814,832,900	$796,526,700
Accrued expenses	313,784,200	303,495,900
Current portion of operating lease liabilities	30,479,900	33,674,800
Current maturities of long-term debt	186,870,100	301,385,300
Income taxes payable	-	30,051,200
Total current liabilities	1,345,967,100	1,465,133,900
Long-term liabilities
Long-term debt, less current maturities	4,522,785,900	5,016,999,600
Long-term debt, less current maturities - related parties	1,525,689,600	1,525,689,600
Other long-term liabilities	103,864,400	113,174,100
Long-term operating lease liabilities	213,404,400	205,530,300
Total long-term liabilities	6,365,744,300	6,861,393,600
Total liabilities	7,711,711,400	8,326,527,500
Commitments and contingencies (Notes 9 and 12)
Stockholders' Deficiency
Common stock, $0.01 par value, 400,000 shares authorized; 212,682.8 shares issued, 141,135.2 shares outstanding as of December 27, 2025 and December 28, 2024	2,100	2,100
Less: treasury stock, at cost, 71,547.6 shares held as of December 27, 2025 and December 28, 2024	(2,614,087,800)	(2,614,087,800)
Accumulated other comprehensive income (loss)	(66,000)	1,990,900
Retained deficiency	(1,913,616,800)	(2,654,598,900)
Total stockholders’ deficiency	(4,527,768,500)	(5,266,693,700)
Total liabilities and stockholders' deficiency	$3,183,942,900	$3,059,833,800

The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates

Combined Statements of Income

Years Ended December 27, 2025 and December 28, 2024

	2025	2024
Sales	$15,812,178,000	$15,331,343,500
Cost of sales	12,874,252,800	12,501,310,700
Gross profit	2,937,925,200	2,830,032,800
Selling, general and administrative expenses	997,050,700	968,144,900
Operating income	1,940,874,500	1,861,887,900
Other expense, net
Interest expense	186,460,100	165,142,900
Interest expense - related parties	84,596,600	138,235,100
Interest income	(14,499,600)	(38,954,100)
Loss on interest rate swaps, net	27,423,200	3,121,500
Amortization of deferred issuance costs	2,069,700	1,971,300
Other income	(11,900,800)	(10,764,100)
Total other expense, net	274,149,200	258,752,600
Income before provision for income taxes	1,666,725,300	1,603,135,300
Provision for income taxes	469,748,400	430,074,200
Net income	$1,196,976,900	$1,173,061,100

The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates

Combined Statements of Comprehensive Income

Years Ended December 27, 2025 and December 28, 2024

	2025	2024
Net income	$1,196,976,900	$1,173,061,100
Change in fair value of interest rate swap agreements, net of taxes	(2,056,900)	(83,700)
Comprehensive income	$1,194,920,000	$1,172,977,400

The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates

Combined Statements of Stockholders’ Deficiency

Years Ended December 27, 2025 and December 28, 2024

					Accumulated
					Other	Retained
	Common Stock		Treasury Stock		Comprehensive	Earnings
	Shares	Amount	Shares	Amount	Income (Loss)	(Deficiency)	Total
Balance at December 30, 2023	141,135.2	$2,100	71,547.6	$(2,614,087,800)	$2,074,600	$(2,798,776,400)	$(5,410,787,500)
Net income	-	-	-	-	-	1,173,061,100	1,173,061,100
Change in fair value of interest rate swap agreements, net of taxes of $31,000	-	-	-	-	(83,700)	-	(83,700)
Dividends	-	-	-	-	-	(1,028,883,600)	(1,028,883,600)

Balance at December 28, 2024	141,135.2	$2,100	71,547.6	$(2,614,087,800)	$1,990,900	$(2,654,598,900)	$(5,266,693,700)
Net income	-	-	-	-	-	1,196,976,900	1,196,976,900
Change in fair value of interest rate swap agreements, net of taxes of $760,800	-	-	-	-	(2,056,900)	-	(2,056,900)
Dividends	-	-	-	-	-	(455,994,800)	(455,994,800)
Balance at December 27, 2025	141,135.2	$2,100	71,547.6	$(2,614,087,800)	$(66,000)	$(1,913,616,800)	$(4,527,768,500)

The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates

Combined Statements of Cash Flows

Years Ended December 27, 2025 and December 28, 2024

	2025	2024
Cash flows from operating activities
Net income	$1,196,976,900	$1,173,061,100
Adjustments to reconcile net income to net cash provided by operating activities
Provision for credit losses	(512,200)	632,900
Depreciation and amortization expense	67,433,900	66,136,300
Amortization of deferred issuance costs	2,069,700	1,971,300
Deferred income taxes	7,253,100	(19,613,300)
Loss on interest rate swaps	27,423,200	3,121,500
Changes in operating assets and liabilities
Accounts receivable	(3,275,700)	2,815,600
Inventories	(53,567,100)	(26,727,200)
Prepaid expenses and other current assets	(14,649,200)	7,510,100
Other assets	25,385,400	1,319,300
Net change in operating right-of-use assets and lease liabilities	2,330,000	1,820,500
Accounts payable	18,306,200	(3,181,900)
Accrued expenses	10,288,000	33,420,400
Income taxes payable	(30,051,200)	21,744,200
Other long-term liabilities	(36,732,900)	(8,133,600)
Net cash provided by operating activities	1,218,678,100	1,255,897,200
Cash flows from investing activities
Purchases of fixed assets	(137,248,600)	(140,602,700)
Net cash used in investing activities	(137,248,600)	(140,602,700)
Cash flows from financing activities
Payments of deferred issuance costs	-	(1,610,800)
Repayments of mortgage notes	(103,922,400)	(31,375,600)
Borrowings under revolving credit facility	-	307,500,000
Repayments of revolving credit facility	-	(307,500,000)
Repayment of shareholder notes	(309,408,700)	(750,000,000)
Repayment of treasury stock note	-	(933,333,300)
Proceeds from issuance of private placement debt	-	1,260,000,000
Repayment of long-term debt	(197,467,500)	(285,867,500)
Dividends paid	(455,994,800)	(1,028,883,600)
Net cash used in financing activities	(1,066,793,400)	(1,771,070,800)
Net increase (decrease) in cash, cash equivalents, and restricted cash	14,636,100	(655,776,300)
Cash, cash equivalents, and restricted cash
Beginning of year	217,437,300	873,213,600
End of year	$232,073,400	$217,437,300
Cash and cash equivalents	$190,867,000	$176,539,100
Restricted cash	41,206,400	40,898,200
Total cash, cash equivalents and restricted cash shown in the Combined Balance Sheets	$232,073,400	$217,437,300
Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$198,705,200	$158,123,700
Interest - related parties	$84,596,600	$138,235,100
Income taxes	$505,644,900	$418,303,700

The accompanying notes are an integral part of these combined financial statements.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

1.          Description of Business and Basis of Presentation

JRD Unico, Inc., a C-Corporation, through its wholly owned subsidiaries, JRD Holdings LLC (“JRD”) and Jetro Holdings LLC (“JHLLC”), both limited liability companies, (collectively, the “Company”) is engaged primarily in the cash-and-carry distribution of food, restaurant supplies, and related items throughout the United States through its Jetro Cash and Carry and Restaurant Depot warehouses.

2.          Summary of Significant Accounting Policies

Principles of Combination

The accompanying combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries, all of which are wholly owned, as well as the accounts of its affiliate Warehouse Realty, LLC (“Warehouse Realty”). The accounts of the affiliate are included in these combined financial statements due to common ownership and management. Warehouse Realty is an entity owned primarily by the ultimate shareholders of the Company which leases substantially all its real estate to JHLLC. All significant intercompany accounts and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The level of uncertainty in estimates and assumptions increases with the length of time until underlying transactions are completed, and accordingly, actual results could differ from those estimates. Significant estimates relate to self-insurance reserves and fair value estimates and measurements.

Fiscal Year-End

The Company has a 52-53 week fiscal year ending on the last Saturday of the calendar year. Under the Company’s policy, fiscal 2025 is defined as the 52 weeks ended December 27, 2025 and fiscal 2024 is defined as the 52 weeks ended December 28, 2024.

Revenue Recognition

The Company follows Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (the “Standard”). The Standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services based on the assessment of five key steps, including a) Identification of the contract arrangement with the customer; b) Identification of the performance obligations in the contract; c) Determination of the transaction price; d) Allocation of the transaction price to the performance obligations in the contract; and e) Recognition of revenue when the entity satisfies its performance obligation.

The Company recognizes revenues when its performance obligation is satisfied, which is the point at which control of the promised goods is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods. For all the Company’s customer arrangements, control transfers to the customer at a point-in-time when goods have been delivered, as that is generally when legal title, physical possession and risks and rewards of goods transfer to the customer. The timing of satisfaction of the performance obligation is not subject to significant judgment.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

Sales tax collected from customers is not included in revenue but rather recorded as a liability due to the respective taxing authorities.

Disaggregated Revenues

The following table presents sales revenue by region for the years ended December 27, 2025 and December 28, 2024:

	2025	2024
East	$7,219,568,400	$7,046,378,300
Southeast	1,876,615,300	1,827,929,800
Midwest	2,070,716,200	1,993,219,400
West	4,645,278,100	4,463,816,000
Total sales	$15,812,178,000	$15,331,343,500

Contract Balances

After satisfaction of the Company’s performance obligations, it has an unconditional right to consideration as outlined in its contracts with customers. The Company extends credit terms to some of its customers based on its assessment of each customer’s creditworthiness. Customer receivables included in Accounts receivable, net of allowance for credit losses in the Combined Balance Sheets at December 27, 2025 and December 28, 2024, were $9,058,800 and $5,270,900, respectively.

Cash, Cash Equivalents and Restricted Cash

The Company considers short-term investments with original maturities of three months or less to be cash equivalents and maintains its cash in bank accounts, which, at times, may exceed federally insured limits. The Company believes it mitigates its risks by investing in or through major financial institutions. The Company is required to maintain certain cash balances due primarily to collateral on workers compensation policies and escrow for mortgages on certain properties which amount to $41,206,400 and $38,502,900 at December 27, 2025 and December 28, 2024, respectively. The Company had a cash balance of $2,395,300 at December 28, 2024, in a sinking fund, to provide for a balloon payment on a mortgage (Note 5).

Accounts Receivable

Accounts receivable consists primarily of customer receivables, net of an allowance for credit losses. The Company makes estimates for credit losses based upon its assessment of various factors, including previous loss history continually updated for new collections data, the credit quality of its customers and the age of the accounts receivable balances. The provision for estimated credit losses on Accounts receivable is recorded to Selling, general and administrative expenses on the Combined Statements of Income.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

Inventories

Merchandise inventories are stated at the lower of cost or market. Merchandise inventories are valued by the cost method of accounting, using the last-in, first-out (“LIFO”) basis. The Company believes the LIFO method more fairly presents the results of operations by more closely matching current costs with current revenues. The Company records an adjustment annually for the effect of inflation or deflation, after inventory levels have been determined. The Company initially provides for estimated inventory losses between physical inventory counts using estimates based on experience. The provision is adjusted periodically to reflect physical inventory counts, which occur throughout the year.

Vendor Rebates and Allowances

Periodic payments from vendors in the form of volume rebates or other purchase discounts that are evidenced by signed agreements are reflected in the carrying value of the inventory when earned or as the Company progresses towards earning the rebate or discount. Other consideration received from vendors is generally recorded as a reduction of merchandise costs upon completion of contractual milestones or the terms of the related agreement.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets, which are 39 years for buildings and improvements and 3–5 years for equipment, furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term, including renewal options reasonably certain to be exercised, or the estimated useful life of the asset. Expenditures which significantly improve or extend the life of an asset are capitalized and depreciated, while charges for routine maintenance and repairs are expensed as incurred. The cost and accumulated depreciation and amortization of property retired or disposed of are removed from the respective accounts, and the gain or loss, if any, is reflected in earnings.

Goodwill

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. Goodwill is not amortized, rather it is tested for impairment annually, and more frequently if triggering events occur. The Company can first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value as a basis for determining whether it needs to perform a quantitative goodwill impairment test.

The Company performed its goodwill impairment tests at December 27, 2025 and December 28, 2024, and no impairments were noted.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. In reviewing for impairment, the Company compares the carrying value of the assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the asset’s fair value and its carrying amount. No impairment losses were recognized during 2025 or 2024.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

Marketable Securities

Investments related to the Company’s Deferred Compensation Plan (Note 10) are set aside in a Rabbi Trust. Such investments, which are included as a component of Other assets in the Combined Balance Sheets are recorded at fair value based on quoted market prices for identical investments, as all such investments are traded in active markets. The Company classifies and accounts for investments held in the Rabbi Trust as either held to maturity, available-for-sale, or trading at the time of purchase, and re-evaluates such classifications as of each balance sheet date. At December 27, 2025 and December 28, 2024, all such investments were classified as trading and, as a result, were reported at fair value with any related unrealized gains and losses included in earnings.

Deferred Financing and Issuance Costs

The unamortized portion of deferred financing costs is presented as a component of Other assets in the Combined Balance Sheets and the unamortized portion of deferred issuance costs is presented as a reduction of long-term debt in the Combined Balance Sheets. Both deferred financing and deferred issuance costs are amortized over the term of the related debt agreements using the effective interest method (Note 5) and are included in Amortization of deferred issuance costs within the Combined Statements of Income.

Self-Insurance Liabilities

The Company uses a combination of insurance and self-insurance mechanisms to provide for potential liabilities for workers’ compensation and general liability claims. The Company believes it is adequately insured under these programs. Liabilities associated with the risks that are retained by the Company are estimated, in part, by considering historical claims experience and evaluations of outside expertise, demographic factors, severity factors and other actuarial assumptions. The estimated accruals for these liabilities could be significantly affected if future occurrences and claims differ from these assumptions and historical trends. The estimated accruals for these liabilities are $94,595,500 and $77,356,200 at December 27, 2025 and December 28, 2024, respectively, and are included in Accrued expenses in the Combined Balance Sheets.

Leases

The Company leases certain warehouse space for use in operations. The Company’s leases are evaluated at inception or at any subsequent material modification and, depending on the lease terms, are classified as either finance leases or operating leases.

Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Most of the leases provide an implicit rate. For those leases that do not provide an implicit rate, an incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at the commencement date is used. Certain leases may include options to renew which the Company includes when it is reasonably certain that the renewal option would be exercised. Lease agreements with the lease and nonlease components are generally accounted for separately

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

Derivative Financial Instruments

The Company uses derivatives to manage exposure to interest rate fluctuations. The Company’s objective for holding derivatives is to minimize the volatility of cash flows associated with changes in interest rates. The Company does not enter derivative transactions for trading or speculative purposes. The Company recognizes derivatives as either assets or liabilities in the Combined Balance Sheets and measures these instruments at fair value. The fair value of interest rate swaps is estimated using option pricing models that value the potential swaps to become in the money through changes in interest rates during the remaining term of the agreement. The Company obtains bank quotations to assist in the valuation. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the nature of the derivative and whether it qualifies for hedge accounting.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company expects to fully realize its deferred tax assets.

The Company recognizes a tax benefit from an uncertain position only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company measures the tax benefit as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

The Company’s 2022 through 2025 tax years remain subject to examination by the Internal Revenue Service and its 2021 through 2025 tax years remain subject to examination by the various state jurisdictions in which the Company files income tax returns.

Pre-Opening Costs

Expenditures of a noncapital nature incurred prior to opening new warehouses, in connection with the expansion of the Company’s business, are charged to operations in the fiscal year incurred.

Advertising

The Company expenses advertising costs in the year incurred. Advertising expense amounted to $7,024,700 and $6,539,700 for the years ended December 27, 2025 and December 28, 2024, respectively, and are included within Selling, general and administrative expenses within the Combined Statements of Income.

Comprehensive Income

Comprehensive income consists of Net income and Other comprehensive income or loss. Other comprehensive income or loss consists of the unrealized gains and losses, net of tax, associated with the Company’s derivatives accounted for as hedges.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

Fair Value Measurements

In accordance with current accounting guidance, the Company discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements).

The accounting guidance provides three levels of the fair value hierarchy as follows:

Level 1	Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3	Inputs that are unobservable.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Company. The Company considers observable data to be market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market.

The fair value of investments in marketable securities is based upon the quoted market prices of those investments at period end. The fair values of the interest rate swap contracts are based on valuations of similar, but not identical, instruments.

Risks and Uncertainties

The Company sells a majority of its products to other businesses who will use the products in their own operations. Such customers include restaurants, grocery stores, institutions and other food and restaurant supply businesses. The strength of demand for the Company’s products is dependent upon the ultimate demand from customers which may be subject to various external factors such as the overall economic condition in the markets in which the Company operates.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures to enhance income tax information primarily through changes in the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company adopted ASU 2023-09 in the fiscal year ended 2025 on a prospective basis. The adoption of the standard did not have a material impact on the combined financial statements.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income -Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The guidance requires disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The ASU is effective for annual periods beginning after December 15, 2026, and for interim periods within annual reporting periods beginning after December 15, 2027. The Company is currently assessing the effect that adoption of this guidance will have on its combined financial statements.

3.	Inventories

Inventories consist of the following at December 27, 2025 and December 28, 2024:

	2025	2024
Merchandise inventory, at FIFO	$1,002,432,500	$906,183,800
Less: LIFO reserve	406,178,000	363,496,400
Merchandise inventory, at LIFO	$596,254,500	$542,687,400

Use of the LIFO method, as compared to the first-in, first-out (“FIFO”) method, had the effect of decreasing inventories and income before provision for income taxes by $42,681,600 and $16,380,600 for the years ended December 27, 2025 and December 28, 2024, respectively.

4.	Property, Plant and Equipment

Property, plant and equipment, net, consists of the following at December 27, 2025 and December 28, 2024:

	2025	2024
Land	$546,420,000	$525,768,900
Buildings and improvements	1,191,679,300	1,108,001,500
Equipment, furniture and fixtures	551,707,400	523,261,600
Construction in progress	45,912,000	80,166,200
Leasehold improvements	284,213,900	250,497,400
	2,619,932,600	2,487,695,600
Less: Accumulated depreciation and amortization	994,811,400	932,389,100
Property, plant and equipment, net	$1,625,121,200	$1,555,306,500

Total depreciation and amortization expense relating to property, plant, and equipment amounted to $67,433,900 and $66,136,300, for the years ended December 27, 2025 and December 28, 2024, respectively.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

5.          Long-Term Debt

Long-term debt consists of the following at December 27, 2025 and December 28, 2024:

	2025	2024
2012 Private placement (a)	$116,363,600	$174,545,500
2018 Private placement (b)	375,000,000	475,000,000
2020 Private placement (c)	1,036,428,600	1,075,714,300
2021 Private placement (d)	1,000,000,000	1,000,000,000
2024 Private placement (e)	1,260,000,000	1,260,000,000
Revolving credit facility (f)	-	-
2015 Mortgages payable - Warehouse Realty (g)	-	69,464,000
2016 Mortgages payable - Warehouse Realty (h)	67,944,200	74,284,200
2017 Mortgages payable - Warehouse Realty (i)	61,753,500	66,899,600
2021 Mortgages payable - Warehouse Realty (j)	370,739,000	373,034,900
2021 Mortgages payable - Warehouse Realty (k)	334,313,500	341,728,700
2021 Mortgage Agreement (l)	36,616,200	38,585,400
2022 Mortgage Agreement (m)	17,278,800	18,063,700
2022 Mortgage Agreement (n)	42,636,000	44,574,000
Other mortgages payable - Warehouse Realty (o)	-	8,500,000
Equipment financing loan (p)	-	69,200
Shareholder dividend notes (q)	1,127,200,700	1,436,609,400
Shareholder dividend notes (r)	398,488,900	398,488,900
Total long-term debt	6,244,763,000	6,855,561,800
Less: Deferred issuance costs	9,417,400	11,487,300
Less: Current maturities	186,870,100	301,385,300
Long-term debt, less current maturities	$6,048,475,500	$6,542,689,200

a.	In April 2012, the Company issued Series B notes (“2012 Private Placement Notes”) in the amount of $640,000,000 bearing interest, paid semi-annually, at the rate of 4.65%. Annual principal payments of $58,181,818 commenced on April 30, 2017, with the notes final due date being April 30, 2027.

The 2012 Private Placement Notes contain several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio.

b.	In April 2018, the Company issued $600,000,000 of Senior Variable Rate Notes (“2018 Private Placement Notes”). The 2018 Private Placement Notes were issued in two tranches:

Series A notes in the amount of $225,000,000 bear interest, paid quarterly on January 25, April 25, July 25 and October 25 of each year, at variable rates. In August 2023, the Company repaid $125,000,000 of these notes. The notes were repaid in full on April 25, 2025.

Series B notes in the amount of $375,000,000 bear interest, paid quarterly on January 25, April 25, July 25 and October 25 of each year, at variable rates (5.52% at December 27, 2025). The notes have a balloon payment on April 25, 2028.

The 2018 Private Placement Notes contain several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

c.	In November 2020, the Company issued a combination of Senior Fixed Rate and Senior Variable Rate Notes totaling $1,275,000,000 (“2020 Private Placement Notes”). The 2020 Private Placement Notes were issued in five tranches:

Series A notes in the amount of $250,000,000 bear interest, semi-annually on May 18 and November 18, at the rate of 2.30%. The notes have a balloon payment on November 18, 2027.

Series B notes in the amount of $125,000,000 bear interest, semi-annually on May 18 and November 18, at the rate of 2.63%. The notes have a balloon payment on November 18, 2030.

Series C notes in the amount of $400,000,000 bear interest, semi-annually on May 18 and November 18, at the rate of 2.73%. The notes have a balloon payment on November 18, 2032.

Series D notes in the amount of $225,000,000 bear interest, paid quarterly on February 18, May 18, August 18 and November 18 of each year, at variable rates (5.99% at December 27, 2025). The notes have a balloon payment on November 18, 2030. In November 2024, the Company repaid $160,000,000 of these notes. Series E notes in the amount of $275,000,000 bear interest, semi-annually on May 18 and November 18, at the rate of 2.30%. Annual principal payments of $39,285,714 commence on November 18, 2024 with the notes final due date being November 18, 2030.

The 2020 Private Placement Notes contain several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio.

d.	In October 2021, the Company issued a combination of Senior Fixed Rate and Senior Variable Rate Notes totaling $1,000,000,000 (“2021 Private Placement Notes”). The 2021 Private Placement Notes were issued in five tranches:

Series A notes in the amount of $250,000,000 bears interest, semi-annually on April 14 and October 14, at the rate of 2.50%. The notes have a balloon payment on October 14, 2029.

Series B notes in the amount of $155,000,000 bears interest, semi-annually on April 14 and October 14, at the rate of 2.68%. The notes have a balloon payment on October 14, 2031.

Series C notes in the amount of $250,000,000 bears interest, semi-annually on April 14 and October 14, at the rate of 2.83%. The notes have a balloon payment on October 14, 2032.

Series D notes in the amount of $250,000,000 bears interest, semi-annually on April 14 and October 14, at the rate of 2.98%. The notes have a balloon payment on October 14, 2036.

Series E notes in the amount of $95,000,000 bears interest, paid quarterly on January 14, April 14, July 14 and October 14 of each year, at variable rates (5.42% at December 27, 2025). The notes have a balloon payment on October 14, 2031.

The 2021 Private Placement Notes contain several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

e.	In November 2024, the Company issued a combination of Senior Fixed Rate and Senior Variable Rate Notes totaling $1,260,000,000 (“2024 Private Placement Notes”). The 2024 Private Placement Notes were issued in five tranches:

Series A notes in the amount of $250,000,000 bears interest, semi-annually on May 19 and November 19, at the rate of 5.30%. The notes have a balloon payment on November 19, 2031.

Series B notes in the amount of $275,000,000 bears interest, semi-annually on May 19 and November 19, at the rate of 5.50%. The notes have a balloon payment on November 19, 2034.

Series C notes in the amount of $275,000,000 bears interest, semi-annually on May 19 and November 19, at the rate of 5.55%. The notes have a balloon payment on November 19, 2035.

Series D notes in the amount of $200,000,000 bears interest, semi-annually on May 19 and November 19, at the rate of 5.60%. The notes have a balloon payment on November 19, 2036.

Series E notes in the amount of $260,000,000 bears interest, semi-annually on May 19 and November 19, at the rate of 5.70%. The notes have a balloon payment on November 19, 2039.

The 2024 Private Placement Notes contain several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio.

f.	On August 30, 2023 the Company and its lenders entered into a $400 million Second Amended and Restated Credit Agreement (“RC Agreement”) to replace the existing Revolving Credit Agreement. The RC Agreement facility expires on August 30, 2026. As per the same amendment, the reference rate of the RC Agreement changed from LIBOR to SOFR. As of December 27, 2025, there were no outstanding borrowings on the RC Agreement. Borrowings are collateralized by a guarantee of the Company and material affiliates, as defined, and bear interest at variable rates, as outlined in the RC Agreement. The RC Agreement contains several covenants including a combined debt to EBITDA ratio, fixed charge ratio and incurrence of debt ratio. The Company incurs a commitment fee at a rate of 0.2% for the unused portion of the available credit under the RC Agreement.

g.	In July 2015, Warehouse Realty entered into a ten-year mortgage credit agreement (the “2015 Mortgage Agreement”) maturing in July 2025. Borrowings were collateralized by first mortgages on 21 Warehouse Realty properties, bearing interest at various variable rates as outlined in the 2015 Mortgage Agreement. The 2015 Mortgage Agreement contained several covenants, including specified funded debt and fixed charge coverage ratios, and contained cross-default provisions. The 2015 Mortgage Agreement was repaid in full in August 2025.

h.	In September 2016, Warehouse Realty entered into a ten-year mortgage credit agreement (the “2016 Mortgage Agreement”) maturing in September 2026. Borrowings are collateralized by first mortgages on 20 Warehouse Realty properties and bear interest at various variable rates (5.47% at December 27, 2025), as outlined in the 2016 Mortgage Agreement. The net book value of the related properties is $136,832,300 at December 27, 2025. The 2016 Mortgage Agreement contains several covenants, including specified funded debt and fixed charge coverage ratios, and contains cross-default provisions.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

i.	In December 2017, Warehouse Realty entered into a ten-year mortgage credit agreement (the “2017 Mortgage Agreement”) maturing in December 2027. Borrowings are collateralized by first mortgages on eight Warehouse Realty properties and bear interest at various variable rates (5.47% at December 27, 2025), as outlined in the 2017 Mortgage Agreement. The net book value of the related properties is $103,265,300 at December 27, 2025. The 2017 Mortgage Agreement contains several covenants, including specified funded debt and fixed charge coverage ratios, and contains cross-default provisions.

j.	In January 2021, Warehouse Realty entered into a twenty-year mortgage credit agreement (the “January 2021 Mortgage Agreement”) maturing in January 2041. Borrowings are collateralized by 39 Warehouse Realty properties. The interest rate applicable to the January 2021 Mortgage Agreement is fixed at 3.62% per annum. The net book value of the related properties is $324,579,000 at December 27, 2025.

k.	In December 2021, Warehouse Realty entered into a twenty-year mortgage credit agreement (the “December 2021 Mortgage Agreement”) maturing in December 2041. Borrowings are collateralized by 20 Warehouse Realty properties. The interest rate applicable to the December 2021 Mortgage Agreement is fixed at 3.24% per annum. The net book value of the related properties is $230,696,300 at December 27, 2025.

l.	In January 2021, the Company entered into a ten-year mortgage credit agreement (the “2021 TD Bank Mortgage Agreement”). Borrowings are collateralized by first mortgages on the Company’s Hamilton Avenue, New York and Long Beach, California properties maturing on January 1, 2031. Borrowings under the facility bear interest at variable rates (5.45% at December 27, 2025), as outlined in the 2021 TD Bank Mortgage Agreement. The combined net book value of the related properties pledged as collateral on the mortgage notes is $4,029,200 at December 27, 2025. The 2021 TD Bank Mortgage Agreement contains several covenants, including specified funded debt and fixed charge coverage ratios, and contains cross-default provisions.

m.	In January 2022, the Company entered into a fifteen-year mortgage credit agreement (the “2022 Mortgage Agreement”) maturing in January 2037. Borrowings are collateralized by first mortgages on the Company’s Jersey City, New Jersey and Mesa, Arizona properties and bear interest at various variable rates (5.42% at December 27, 2025), as outlined in the 2022 Mortgage Agreement. The net book value of the related properties is $11,417,800 at December 27, 2025. The 2022 Mortgage Agreement contains several covenants, including specified funded debt and fixed charge coverage ratios, and contains cross-default provisions.

n.	In January 2022, the Company entered into a fifteen-year mortgage credit agreement maturing January 2037. Borrowings are collateralized by a first mortgage on the Company’s Vernon, California property and bear interest at various variable rates (5.25% at December 27, 2025), as outlined in the 2022 Mortgage Agreement. The net book value of the related property is $6,756,500 at December 27, 2025. The 2022 Mortgage Agreement contains several covenants, including specified funded debt and fixed charge coverage ratios, and contains cross-default provisions.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

o.	In August 2018, Warehouse Realty entered into a financing arrangement for the acquisition and construction of a new warehouse facility in Charleston, South Carolina (“Charleston Facility”) under a seven-year financing agreement bearing interest at the rate of 1.60% per that matured in August 2025. The debt was collateralized by a first mortgage on the Charleston Facility and contained financial covenants including specified funded debt, fixed charge coverage ratios and limitations on additional indebtedness. The financing agreement was repaid in August 2025.

p.	In June 2017, the Company entered into an equipment financing agreement with an energy supplier to install solar equipment under a ten-year financing agreement at one of its facilities in New Jersey. The note, bearing interest at the rate of 11.18% per annum, required monthly installments of principal and interest as defined in the agreement. The energy supplier was required to purchase the Solar Renewable Energy Certificates (“SRECs”) generated by the solar equipment from the Company at a minimum floor amount throughout the term of the agreement. The note was fully satisfied in May 2025.

q.	On December 23, 2020 the Company declared a dividend and issued notes in lieu of cash. The shareholder dividend notes bear interest, paid semi-annually, at the rate of 5%. The notes have a final maturity date of December 23, 2030.

r.	On October 20, 2021 the Company declared a dividend and issued notes in lieu of cash. The shareholder dividend notes bear interest, paid semi-annually, at the rate of 4%. The notes have a final maturity date of October 20, 2028.

For all long-term debt, the Company is in compliance with all covenants as of and for the years ended December 27, 2025 and December 28, 2024.

The aggregate maturities of Long-term debt for each of the five fiscal years subsequent to December 27, 2025 and thereafter are as follows:

2026	$186,870,100
2027	422,007,200
2028	832,370,800
2029	310,634,400
2030	1,386,487,300
Thereafter	3,106,393,200
$6,244,763,000

The Company has available letters of credit amounting to $5,707,400 and $117,413 at December 27, 2025 and December 28, 2024, respectively.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

6.          Derivative Financial Instruments

JRD Holdings, LLC

At December 27, 2025 and December 28, 2024, JRD was a party to five and six interest rate swap agreements, respectively, with terms expiring through April 25, 2028. Under these agreements, JRD pays or receives from the counterparty, on a quarterly basis, the amounts, if any, by which JRD’s interest payments on the aggregate hedged debt ($535,000,000 and $635,000,000 at December 27, 2025 and December 28, 2024, respectively) are below or exceed specified rates. The swap agreements do not meet the requirements for hedge accounting treatment. The fair value of these interest rate swaps was an asset of $21,003,800 and $42,991,000 as of December 27, 2025 and December 28, 2024, respectively, and is included in Other assets in the Combined Balance Sheets. JRD recorded losses of $21,987,200 and $2,990,800 during fiscal years 2025 and 2024, respectively, as a component of loss on interest rate swaps, net in the Combined Statements of Income.

JRD received $15,058,800 and $21,941,500 in fiscal years 2025 and 2024, respectively, pursuant to these agreements, which is recorded as a component of interest expense, net in the Combined Statements of Income.

Jetro Management and Development Corp.

Jetro Management and Development Corp. (“JMD”), a wholly owned subsidiary of the Company, was a party to three interest rate swap agreements at December 27, 2025 and December 28, 2024, with terms expiring through January 2037. Under the agreements, JMD pays or receives from the counterparty, on a monthly basis, the amounts, if any, by which JMD’s interest payments on the aggregate hedged debt ($79,414,000 and $83,320,900 at December 27, 2025 and December 28, 2024, respectively) are below or exceed specified rates. JMD received $2,274,800 and $3,184,900 in 2025 and 2024, respectively, pursuant to these agreements, which is recorded as a component of interest expense, net in the Combined Statements of Income.

These JMD agreements do not meet the requirements for hedge accounting treatment. The fair value of these interest rate swaps was an asset of $8,878,400 and $12,433,600 as of December 27, 2025 and December 28, 2024, respectively, and is included in Other assets in the Combined Balance Sheets. The Company recorded, as a component of loss on interest rate swaps, net, a loss of $3,555,200 during fiscal year 2025 and a gain of $1,425,000 during fiscal year 2024.

Warehouse Realty

During fiscal years 2025 and 2024 Warehouse Realty was a party to four interest rate swap agreements, with terms expiring through January 2037. The interest rate swap agreements are intended to reduce the impact of changes in interest rates on the Company’s debt. Under the agreements, on a monthly basis, Warehouse Realty pays or receives from the counterparties, consisting of one financial institution, the amounts, if any, by which the Company’s interest payments are below or exceed specified interest rates. The aggregate debt hedged is $148,158,500 and $229,889,244 at December 27, 2025 and December 28, 2024, respectively. Warehouse Realty received $3,642,700 and $7,088,400 in fiscal 2025 and fiscal 2024, respectively, pursuant to these agreements, which is recorded as a component of interest expense, net in the Combined Statements of Income.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

Two of these swap agreements in fiscal years 2025 and 2024 meet the requirement for hedge accounting treatment. The fair value of these interest rate swaps was an asset of $878,400 and $3,695,900 as of December 27, 2025 and December 28, 2024, respectively, and is included in Other assets in the Combined Balance Sheets. The Company recorded, as a component of other comprehensive income, an unrealized loss of $2,056,900 net of deferred taxes of $760,800 in fiscal year 2025 and an unrealized loss of $83,700 net of deferred taxes of $31,000 in fiscal year 2024.

Two of these swap agreements do not meet the requirements for hedge accounting. The fair value of these interest rate swaps was an asset of $2,100,700 and $3,981,500 as of December 27, 2025 and December 28, 2024, respectively, and is included in Other assets in the Combined Balance Sheets. The Company recorded, as a component of loss on interest rate swaps, net, losses of $1,880,800 and $1,555,800 during fiscal years 2025 and 2024, respectively.

The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap exchange agreements. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral to support financial instruments but monitors the credit standing of the counterparties.

7.       Income Taxes

The components of income before provision for income taxes are as follows:

	2025	2024
Domestic	$1,666,725,300	$1,603,135,300

The provision for income taxes is comprised of the following for the years ended December 27, 2025 and December 28, 2024:

	2025	2024
Current provision
Federal	$323,864,100	$314,136,600
State	138,631,100	135,550,900
	462,495,200	449,687,500
Deferred provision
Federal	4,018,800	(16,658,500)
State	3,234,400	(2,954,800)
	7,253,200	(19,613,300)
Provision for income taxes	$469,748,400	$430,074,200

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

The Company has elected to prospectively adopt the guidance in ASU 2023-09. In accordance with the adoption of ASU 2023-09, a reconciliation of the statutory federal income tax rate to the effective income tax rate for the year ended December 27, 2025 is as follows:

	2025	%
Federal statutory income tax	$350,012,400	21.00%
State and local income tax, net of federal income tax effect(1)	112,208,800	6.73%
Nontaxable or nondeductible items	419,000	0.03%
Tax credits	(1,500,000)	(0.09)%
Other items	8,608,200	0.52%
Provision for income taxes	$469,748,400	28.19%

(1)	State taxes in New York, California, New Jersey, and New York City made up the majority (greater than 50 percent) of the tax effect in this category.

A reconciliation of the statutory federal income tax rate to the effective income tax rate for the year ended December 28, 2024, prior to the adoption of ASU 2023-09, is as follows:

	2024	%
Federal statutory income tax	$336,658,400	21.00%
State and local income tax, net of federal income tax effect	103,273,300	6.44%
Other items	(9,857,500)	(0.61)%
Provision for income taxes	$430,074,200	26.83%

The effective tax rate for the years ended December 27, 2025 and December 28, 2024 differs from the federal statutory rate of 21% due primarily to state and local income taxes, permanent differences, tax credits, and the exclusion of pre-tax book income of Warehouse Realty LLC, as this entity files separate federal and state income tax returns as a partnership.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

Significant components of the Company’s deferred tax assets and liabilities as of December 27, 2025 and December 28, 2024 are as follows:

	2025	2024
Deferred tax assets
Inventory capitalization	$10,057,500	$9,472,200
Lease liability	432,780,100	442,433,900
Deferred compensation and earnings appreciation rights	33,883,900	34,417,900
Bad debt reserve	983,700	1,181,400
Warehouse closure provision	27,000	113,100
Accrued expenses	36,429,600	37,541,900
Intangibles	-	749,500
Total deferred tax assets	514,161,800	525,909,900
Deferred tax liabilities
Change in fair value of interest rate swap agreements	119,800	879,600
Right-of-use asset	393,825,600	407,952,000
Capital assets	12,761,600	8,138,000
Intangibles	3,705,400	-
Other temporary differences	5,200,700	3,899,200
Total deferred tax liabilities	415,613,100	420,868,800
Net deferred taxes	$98,548,700	$105,041,100

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. The Company assesses the recoverability of its net deferred tax asset based upon the level of historical income and projections of future taxable income over the next two to three years. However, the amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income are reduced. The Company believes its deferred tax assets are fully realizable.

Liabilities for uncertain tax positions reflected as of December 27, 2025 and December 28, 2024 are not significant and it is not anticipated that they will materially change in the next 12 months. Although the outcome of tax audits is always uncertain, the Company believes that its tax positions will generally be sustained under audit.

The Company is subject to taxation in the United States and various state and local jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for years before the fiscal year ended 2021. The Company is currently subject to various state income and non-income tax audits.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

On July 4, 2025, President Trump signed into law the legislation commonly referred to as the One Big Beautiful Bill Act (“OBBBA”). The OBBBA includes various provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act of 2017, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The effects of the new law are reflected in the combined financial statements as of and for the year ended December 27, 2025. The impact to the combined financial statements was not material for the period ended December 27, 2025.

In accordance with the adoption of ASU 2023-09, below is a summary of income taxes paid, net of refunds received, by jurisdiction for the year ended December 27, 2025.

2025
U.S. Federal	$350,950,000
New York State	32,443,400
U.S. State and local	122,251,500
Total income taxes paid	$505,644,900

2024 total income taxes paid	$418,303,700

Total income tax payments, net of refunds, in the year ended December 27, 2025 as compared to the year ended December 28, 2024 were higher primarily due to higher federal and state taxable income.

8.          Common Stock and Membership Interests

JRD Unico, Inc. has the authority to issue up to 400,000 shares, of which 200,000 shares are shares of a class of common stock designated as General Business Common Stock (“GS Stock”), par value $0.01 per share and 200,000 shares are shares of a class of common stock designated as Licensed Business Common Stock (“LS Stock”), par value $0.01 per share. GS Stock and LS Stock are presented together on the Combined Balance Sheets and Combined Statements of

Stockholders’ Deficiency.

As of December 27, 2025 and December 28, 2024, there were 106,341.4 shares each of GS Stock and LS Stock issued.

As of December 27, 2025 and December 28, 2024, there were 79,934.6 shares of GS Stock outstanding and 26,406.8 shares of GS Stock held as treasury stock.

As of December 27, 2025 and December 28, 2024, there were 61,200.6 shares of LS Stock outstanding and 45,140.8 shares of LS Stock held as treasury stock. Of the shares of LS Stock held as treasury stock, 18,734.0 shares are held by the Company pursuant to the stockholders’ agreement, and will be issued upon certain events.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

The membership interests in Warehouse Realty are divided into two separate classes designated as Class A Interests and Class B Interests. The Class A Members have voting rights, while the Class B Members have no voting rights. The Class B Interests bear dividends and shall be entitled to receive such dividends at the rate per annum of 6% of initial capital contributions attributable to the purchase of Class B Interests compounded annually. The unpaid portion of the dividends shall accrue interest at 6% per annum. Both the Class A and Class B membership interests, along with dividends accrued and/or paid, are eliminated in combination.

Warehouse Realty has 202,988 shares of Class A membership interests as of December 27, 2025 and December 28, 2024, respectively.

In addition, JHLLC has subscribed to $12,308,600 of Warehouse Realty Class B membership interests as of December 27, 2025 and December 28, 2024. Both the Class A and Class B membership interests are eliminated in combination.

Warehouse Realty is not owned by the Company and is included in these combined financial statements due to common ownership and management. Net income from this entity was $26,474,700 and $23,393,400 in fiscal 2025 and 2024, respectively. The net equity of this entity was a deficit of $128,342,200 and $137,783,800 at December 27, 2025 and December 28, 2024, respectively.

9.          Lease Commitments

The Company leases land, buildings and certain equipment under operating lease agreements with terms ranging from five to twenty years, some of which include options to extend the leases up to five years. The Company determines if an arrangement is a lease at inception.

Operating lease rental expense was $39,172,800 and $28,373,400 for the years ended December 27, 2025 and December 28, 2024, respectively. Such amounts are net of rental income of $11,900,800 in fiscal 2025 and $10,764,100 in fiscal 2024 and are included within Selling, general and administrative expenses in the Combined Statements of Income.

Supplemental cash flow information related to leases is as follows:

	2025	2024
Cash paid for amounts included in the measurement of lease liabilities Operating cash flows from operating leases	$41,597,900	$34,966,800

Right-of-use assets obtained in exchange for lease obligations Operating leases	34,111,700	84,527,900

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

Supplemental balance sheet information related to leases is as follows:

	2025	2024
Operating lease right-of-use assets	$226,365,500	$224,016,100
Current portion of operating lease liabilities	$30,479,900	$33,674,800
Long-term operating lease liabilities	213,404,400	205,530,300
Total operating leases liabilities	$243,884,300	$239,205,100
Weighted average remaining lease term	8.17 years	8.29 years
Weighted average discount rate	2.75%	2.74%

Maturities of operating leases are as follows:

	Gross Rental	Sublease	Net Rental
	Payments	Income	Payments
2026	$36,639,400	$3,420,200	$33,219,200
2027	36,191,300	3,442,300	32,749,000
2028	32,849,400	2,515,200	30,334,200
2029	30,768,800	1,848,100	28,920,700
2030	29,716,400	1,358,600	28,357,800
Thereafter	109,617,400	1,799,200	107,818,200
Total lease payments	275,782,700	14,383,600	261,399,100
Less: Imputed interest	(31,898,400)	-	(31,898,400)
Total operating lease liabilities	$243,884,300	$14,383,600	$229,500,700

The Company has entered into additional operating leases totaling $114,737,000 that have not commenced as of December 27, 2025. These operating leases will commence in 2026 with lease terms up to 15 years.

10.       Employee Benefit and Compensation Plans

Deferred Compensation

The Company maintains a deferred compensation plan for several senior executives pursuant to Section 414(a) of the Internal Revenue Code. At December 27, 2025 and December 28, 2024, amounts contributed or to be contributed to the trust, inclusive of accumulated earnings, are $16,384,400 and $14,371,300, respectively. The asset and related liability are included in Other assets and Long-term liabilities in the Combined Balance Sheets. The Company recorded deferred compensation expense of $64,800 and $170,200 for the years ended December 27, 2025 and December 28, 2024, respectively, which is included as a component of Selling, general and administrative expenses within the Combined Statements of Income.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

Assets related to the Company’s contributions to the plan are held in a Rabbi Trust and are invested in a mix of cash equivalents, mutual funds and equity securities at the direction of the trustee. The investments within the Rabbi Trust are classified as trading securities. Realized gains and losses were immaterial in fiscal 2025 and 2024. The Company recorded unrealized gains of $1,948,300 and $1,701,900 for the years ended December 27, 2025 and December 28, 2024, respectively. These unrealized gains and losses are included within Selling, general and administrative expenses within the Combined Statements of Income.

Earnings Appreciation Rights

The Company has earnings appreciation rights agreements (“EARs”), a formula based deferred compensation plan, with several senior executives. The vesting of benefits is based upon the completion of three to ten years of service. Compensation expense is based on the estimated value of the EARs and recognized on a straight-line basis over the vesting period. The value of the EARs is estimated based on expected pre-tax income of the Company relative to the base year in which the EAR was awarded. The value of the EARs as of December 27, 2025 is $108,911,000, of which $21,800,900 is included in Accrued expenses and $87,110,100 is included in Other long-term liabilities. The value of the EARs as of December 28, 2024 is $114,326,000, of which $16,238,800 is included in Accrued expenses and $98,087,200 is included in Other long-term liabilities. The related annual compensation expense of $10,823,700 and $10,079,000 is reflected in Selling, general and administrative expenses in the Combined Statements of Income for the years ended December 27, 2025 and December 28, 2024, respectively.

Contributory Savings Plan

The Company administers a contributory savings plan under Section 401(k) of the Internal Revenue Code for all eligible employees not covered by a collective bargaining agreement. Contributions by employees are not taxable until retirement. The Company’s contributions under the Plan, which are discretionary, approximated $3,102,300 and $2,989,800 in fiscal years ended 2025 and 2024, respectively.

11.       Fair Value Measurements

Financial assets and liabilities measured at fair value on a recurring basis as of December 27, 2025 are summarized below:

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$131,800	$-	$-	$131,800
Trust assets	16,384,400	-	-	16,384,400
Derivative instruments	-	32,861,300	-	32,861,300
Total assets	$16,516,200	$32,861,300	$-	$49,377,500

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

Financial assets and liabilities measured at fair value on a recurring basis as of December 28, 2024 are summarized below:

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$130,000	$-	$-	$130,000
Trust assets	14,371,300	-	-	14,371,300
Derivative instruments	-	63,102,000	-	63,102,000
Total assets	$14,501,300	$63,102,000	$-	$77,603,300

The Company’s cash equivalents consist of money market funds that are traded in an active market and the net asset value of each fund on the last day of the quarter is used to determine its fair value. Valuations of these cash equivalents do not require a significant degree of judgment, and as such, are classified as Level 1.

The Company’s trust assets consist primarily of stocks and mutual funds that are traded in an active market and the net asset value of each fund on the last day of the quarter is used to determine its fair value. Valuations of these funds do not require a significant degree of judgment. As such, they are classified as Level 1.

The Company’s derivative instruments represent swap assets and liabilities and the fair values are based on valuations of similar, but not identical, instruments which are traded in an active market. Valuations of these instruments involve a significant level of expertise; however, the observable inputs are quoted for similar, although not identical assets. As such, they are classified as Level 2.

The Company’s significant financial instruments consist primarily of cash and cash equivalents, accounts receivable, marketable securities, accounts payable, accrued expenses, long-term debt and interest rate swap contracts. The fair values of Accounts receivable, Accounts payable and Accrued expenses approximate their carrying values based on their liquidity. As of December 27, 2025, the fair value of long-term debt was $6,036,670,000 compared to a carrying value of $6,244,763,000. As of December 28, 2024, the fair value of long-term debt was $6,416,540,700 compared to the carrying value of $6,855,561,800. The fair value of long-term debt is classified as Level 2.

12.       Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s Combined Balance Sheets, results of operations or cash flows.

JRD Unico, Inc. and Affiliates

Notes to the Combined Financial Statements

December 27, 2025 and December 28, 2024

13.       Subsequent Events

The Company has evaluated all events or transactions that occurred subsequent to December 27, 2025 and through April 30, 2026, the date these combined financial statements were available to be issued.

On March 30, 2026, Sysco Corporation agreed to acquire JRD Unico, Inc. and Warehouse Realty. The transaction is expected to close approximately nine to twelve months from the date of the announcement, subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals. Other than those already disclosed, the Company did not identify any other subsequent events that would have required adjustments to or further disclosure in these combined financial statements pursuant to the guidance for accounting and disclosure of subsequent events.